UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2009

BBC GRAPHICS OF PALM BEACH, INC.

(Exact name of registrant as specified in its charter)

Florida	333-58326	65-0924471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14809 Hampton Court, Dallas, TX 75254

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (214) 334-7950

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 24, 2009 the Company made the following appointments:

•	Mr. Hal Compton, Jr. was named Chief Executive Officer of the Company
•	Mr. Mark B. Lucky, was named Chief Financial Officer of the Company
•	Mr. Alfredo Ollivierre III was named Chief Operating Officer of the Company
•	Mr. Scott Compton was named Chief Marketing Officer of the Company

Hal Compton Jr. is currently the CEO/President of Southern Medical & Mobility Inc. Prior to joining Southern Medical, he was in the retail sector for 18 years. He was previously the Vice President of Sales and Operations in charge of stores for CompUSA. Mr. Compton currently serves as a Director on the Board of BBC Graphics, Inc. In addition to his professional experience, he is currently serving on the National Advisory Council for Arnold Palmer Hospital in Orlando Florida. Mr. Compton received a B.A. in Advertising/Marketing from Pepperdine University.

Mr. Lucky has over 20 years professional experience in high growth/start-up ventures and established companies with multi-industry experience including financial services, technology, software, real estate, biotech and entertainment and media. Prior to joining our company, he consulted for Atlanta, Georgia-based Callaway Partners, LLC, exclusively for Bearing Point on their financial restatement project. He is currently the Chief Financial Officer at IceWEB, Inc., a Sterling, Virginia storage technology company. From 2004 to 2005 he was Vice President of Finance and Administration at Galt Associates, Inc., a Sterling, Virginia informatics/ technology and medical research services company and from 2001 to 2004 he was Vice President of Finance and Administration of MindShare Design, Inc., a San Francisco, California internet technology company. While at both Galt Associates, Inc. and MindShare Design, Inc. Mr. Lucky was the senior financial officer for the company, providing strategic and tactical analysis and managing day to day finance, accounting, cash management, reporting and human resource responsibilities. From 1999 to 2001 Mr. Lucky was Senior Director of Finance, Controller/Director of Financial Planning/Analysis of Axys Pharmaceuticals, Inc., a San Francisco, California-based each stage drug discovery biotech company. He also served as acting CFO of the company from March 2000 to November 2000, which was then a Nasdaq-listed company (AXPH). During his career Mr. Lucky has also been employed by PriceWaterhouseCoopers, LLC, COMPASS Management and Leasing, Inc. (Vice President - Finance 1997 to 1998), Mindscape, Inc. (Director of Financial Planning and Analysis 1995 to 1996), The Walt Disney Company (Manager, Operations Planning & Analysis, Manager of Corporate Planning 1991 to 1995), and KPMG. Mr. Lucky is a CPA and received his B.A., Economics, from the University of California.

Mr. Ollivierre is currently the Chief Operating Officer of Southern Medical & Mobility, Inc. Prior to joining Southern Medical, he was in the retail sector for over 25 years, working for CompUSA. During his stay with CompUSA, he was in charge of several key projects, including opening locations in the Puerto Rico market. He was previously the Senior Director and Regional Manager of Sales and Operation for CompUSA in charge of the Southeastern United States and Puerto Rico.

Mr. Scott Compton is currently a vice president with Southern Medical & Mobility, Inc. has been in marketing and sales for over 13 years. Prior to joining Southern Medical and Mobility, Scott previously owned and operated one of the largest marketing firms in the western United States. From 1999 through 2008 his firm focused on supplying products, ad campaigns, rebate programs, bundling opportunities, new business development, brand awareness, and efficient general marketing to millions of end users. Mr. Compton’s firm was contracted by top companies including Microsoft, PNY Technologies, Samsonite, Wenger, Tom Tom, Iomega, AMD, Intel, Nvidia, Argus and Visiontek to name a few.

Messrs. Compton, Lucky, Ollivierre, and Compton are at-will employees at the discretion of the Chief Executive Officer. His compensation package is commensurate with other officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBC Graphics of Palm Beach, Inc.

Date: June 26, 2009	By: /s/ Hal Compton, Jr. Hal Compton, Jr., Chief Executive Officer